                                   EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ADVANCE PARADIGM, INC.

     Advance Paradigm, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY THAT:

     FIRST: The corporation was originally incorporated under the name
Advance Pharmacy Services, Inc. and filed its original Certificate of Incorporation with the Secretary of State of Delaware on July 27, 1993. The Amended and Restated Certificate of Incorporation was filed on October 7, 1996 and a Certificate of Amendment was filed on October 11, 1996.

     SECOND: The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

          "The aggregate number of shares of capital stock which the Company shall have authority to issue is 55,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share and five million (5,000,000) shares of which is Preferred Stock, par value of $0.01 per share. Unless specifically provided otherwise herein, the holders of such shares shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate."


     THIRD: The foregoing amendment was declared advisable and proposed to the corporation's stockholders by resolutions adopted by unanimous written consent of the Board of Directors dated October 8, 1999.

     FOURTH: Pursuant to resolution of its Board of Directors, the stockholders of said corporation approved the amendment at the Annual Meeting of Stockholders held on November 10, 1999.

     FIFTH: Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Advance Paradigm, Inc. has caused this certificate to be signed by David D. Halbert, its President and Chief Executive Officer, and Danny Phillips, its Secretary, this 11th day of November, 1999.


                                           ADVANCE PARADIGM, INC.



                                           By  /s/ DAVID D. HALBERT
                                               ------------------------------
                                           David D. Halbert
                                           President and Chief Executive Officer


ATTEST:

/s/ DANNY PHILLIPS
---------------------------
Danny Phillips
Secretary